Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts: Mimi Hall 901.682.1360 mimi@mimihall.com Financial Contact: Randall Brown 901.259.2500 rbrown@edrtrust.com

Education Realty Trust Reports First Quarter 2005 Results

Memphis, Tennessee, May 10, 2005 – Education Realty Trust, Inc. (NYSE: EDR), America’s most experienced provider of collegiate student housing, today announced the following financial results for the first quarter ending March 31, 2005.

Highlights

•	Completed the over-subscribed initial public offering (IPO) on January 31, 2005. Concurrently, EDR closed on the acquisition of the 14-property, 11,933-bed collegiate student housing portfolio of JPI Investment Company, L.P. for approximately $403 million.

•	Acquired 1,116 beds at student housing communities at the University of Mississippi and the University of South Carolina for a total of approximately $49 million.

•	Was awarded four development contracts for a total of 4,444 beds at the University of Alabama/Birmingham, the University of Colorado/Denver, the University of Louisville, California University of Pennsylvania, and Slippery Rock University.

•	First quarter 2005 net loss of approximately $(6.3) million, due primarily to non-recurring expenses of $5.1 million associated with IPO.

•	Negative funds from operations (FFO) of $(0.3) million for the first quarter of 2005.

•	First quarter 2005 net operating loss of $(2.9) million, a decrease of $5.2 million over the same period last year.

•	Hired Thomas Trubiana, former president and chief executive officer of American Campus Communities (NYSE:ACC) as senior vice president of development of EDR’s development company.

First Quarter Operating Results
Quarterly information discussed herein reflects the combination of EDR’s operations since its commencement on January 31, 2005 concurrent with the consummation of the IPO, and the Company’s predecessor operations for the period prior to January 31, 2005. EDR’s predecessor operations include among other items, higher debt and interest expense levels. Additionally, the post-IPO results in the first quarter of 2005 were impacted by a series of non-recurring charges totaling approximately $5.1 million related to IPO and related formation transactions. The primary components of the charges include: (i) a compensation charge of approximately $4.0 million related to the grant of vested profits interests units; and (ii) exit fees of approximately $1.1 million associated with the prepayment of mortgage indebtedness. As a result, the historic results of operations prior to the IPO and the related combined results of operations for the quarter discussed herein are not indicative, or in some instances directly comparable, to the results of operations after the IPO.

Revenue for the 2005 first quarter totaled $16.2 million, up 110.6% from $7.7 million in the first quarter of 2004. The increase in revenue was primarily a result of acquiring the 14 JPI properties upon consummation of the IPO, the previously disclosed acquisitions of the Campus Creek Apartments at the University of Mississippi and the Sterling Riverside property at the University of South Carolina, and an increase in third-party management revenues related to the opening of four new managed properties in Fall 2004. These items are partially offset by decreases in revenue due to lower current quarter occupancy at our University Tower property and reduced levels of on-campus development activity.

EDR showed a net loss of $(6.3) million in the first quarter of 2005 compared to net income of approximately $1.2 million in the first quarter of 2004, primarily due to non-recurring IPO expenses. Funds from operations (FFO) for the first quarter of 2005 were a negative $(0.3) million, also due primarily to IPO expenses. Excluding the charges specifically related to the IPO and formation transactions, operating results for the three month period ended March 31, 2005 would have yielded a net loss of $(1.2) million and FFO of $4.8 million. A reconciliation of FFO to net loss, the most directly comparable GAAP measure, is included in a schedule accompanying this press release. The results from operations for the quarter was an operating loss $(2.9) million, a decrease of $5.2 million from the same period the previous year. “Our new enterprise is off to a solid start,” said Paul O. Bower, EDR chairman, president, and chief executive officer. “Our IPO was over-subscribed, we successfully completed the acquisition and assimilation of the JPI portfolio, and as of March 31, 2005 occupancies at EDR owned and managed properties was 90.71%, an increase of 2.51% over 2004.”

Final information regarding EDR’s first quarter financial results will be provided in its Quarterly Report on Form 10-Q, which will be filed on or before May 16, 2005. Although the information provided in this press release may be updated following final review by Deloitte & Touche LLP, EDR’s independent auditors, management of EDR does not expect such review to have any impact on FFO as presented in this press release.

Acquisition and Development Activity
During the quarter, two properties were acquired, and a contract was placed on two additional properties. The properties acquired were the 636-bed Campus Creek Apartments in Oxford, Mississippi, home of the University of Mississippi, on an all-cash basis at a net purchase price of $24 million, and the 480-bed Sterling University Riverside apartments, serving the University of South Carolina in Columbia, South Carolina for $13.7 million, including assumption of existing debt of $11.2 million. The debt carries an interest rate of 4.92%. Contracts were placed on the 864-bed University Courtyard at Middle Tennessee State University in Murfreesboro, Tennessee for $20.9 million in an all cash transaction, and on the 1,116-bed Campus Lodge at the University of Florida in Gainesville, Florida for $44.9 million, including assumption of existing debt of $38.6 million.

Recently, EDR was selected in national competitive awards processes to develop student housing communities on the campuses of the University of Alabama/Birmingham, the University of Colorado/Denver, the University of Louisville, California University of Pennsylvania, and Slippery Rock University. These projects comprise a total of 2,244 beds, with a total value of approximately $228.5 million.

In March, EDR welcomed back Thomas Trubiana, who joined the firm as senior vice president of development for its development subsidiary, Allen & O’Hara Development Company, LLC. Trubiana is the former president and chief executive officer of American Campus Communities (NYSE:ACC) in Austin, Texas. He returns to EDR, where he began his career in collegiate student housing in 1972 with EDR’s predecessor company.

Subsequent Events
Following the quarter’s end, the MTSU acquisition was completed, and a letter of intent was signed with the Dinerstein Group to acquire a 600-bed property at Auburn University for $12.6 million.

EDR declared its first quarterly dividend of $0.19 per share of common stock for the partial quarter beginning on January 31, 2005 (the date that EDR closed on its IPO) and ending on March 31, 2005. The dividend is payable on May 16, 2005 to stockholders of record at the close of business on April 18, 2005. Because the first quarter was approximately one-third completed when EDR’s IPO closed, the dividend is based on a pro-rata computation of EDR’s targeted quarterly dividend of $0.2975 per share, or $1.19 per share annually.

Shortly after the close of the quarter, EDR increased its secured revolving credit facility from $75 million to $100 million. EDR amended the January 31, 2005 credit agreement between its operating partnership, Education Realty Operating Partnership, LP and JPMorgan Chase Bank, N.A. and UBS Loan Finance LLC on April 4, 2005 for the increased amount. The credit facility is secured by cross-collateralized mortgages on EDR’s student housing properties, and will be used to fund future property acquisitions and for general corporate purposes. The facility matures on January 31, 2008.

In early April, EDR was also added to the Russell 3000® Index and the corresponding small-cap Russell 2000® Index. The Russell 3000® is a listing of the top 3,000 U.S. common stocks, ranked from largest to smallest market capitalization. The Russell 2000® Index is comprised of the stocks in the lower two-thirds of the Russell 3000. These indexes act as a performance standard for active money managers, and serve as a proxy for asset allocation purposes. Russell’s U.S. indexes rank as the most widely used set of performance benchmarks for institutional investment products.

2005 Outlook
EDR believes that the financial results for the fiscal year ended December 31, 2005 will be affected by national and regional economic trends and events, the acquisition of properties, the ability of EDR to be awarded development projects and the timing of such awards, the amount of income recognized by the taxable REIT subsidiary, and any corresponding income tax expense and other factors. Based upon these assumptions management anticipates that the fiscal year 2005 FFO will be in the range of $0.86 to $0.93 per diluted share. All guidance is based on the current expectations and judgment of the company’s management team.

Statements regarding EDR’s 2005 outlook are forward looking. Actual results may differ materially, especially in the current uncertain economic environment, and may be affected by many factors, including, in addition to the factors listed above: (I) the timely completion of EDR’s property acquisition plan at favorable terms; (ii) the leasing rates and occupancy levels achieved at EDR’s student housing communities; (iii) the realization of development services revenue relating to the timing of construction activity of the four on-campus development projects; (iv) interest rate risk, and (v) the start-up costs related to compliance with Section 404 of the Sarbanes-Oxley Act. Beginning on June 15, 2005, EDR will observe a “Quiet Period” during which EDR and its representatives will not comment concerning previously published financial expectation. Prior to the start of the Quiet Period, the public can continue to rely on the expectations published in this 1005 Outlook section as still being EDR’s current expectations on matters covered, unless EDR publishes a notice stating otherwise. The public should not rely on previously published expectations during the Quiet Period, and EDR disclaims any obligation to update any previously published financial expectations during the Quiet Period. The Quiet Period will extend until the date when EDR’s next quarterly earnings release is published.

A reconciliation of the range provided for projected net income to projected FFO for the fiscal year ended December 31, 2005, and the assumptions utilized in connection therewith, are included in the tables herein.

Supplemental Information and Quarterly Conference Call
Supplemental financial and operating information, as well as this press release, are available at the EDR web site, www.educationrealty.com. EDR will host a conference call to discuss first quarter results on Tuesday, May 10, 2005 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To participate by telephone, dial 866.761.0749. The international dial-in number is 617.614.2707. The participant passcode is 47750553. The conference call and accompanying slide presentation will also be available on-line. To participate in the webcast, log on to www.educationrealty.com or www.earnings.com. Institutional investors may log on to www.streetevents.com 15 minutes prior to the call.

A taped rebroadcast of the earnings call will be available two hours following its completion on May 10 through May 17, 2005. To access the rebroadcast, dial 888.286.8010, or for international calls 617.801.6888, passcode 26560838. A replay of the call will also be available at www.educationrealty.com or www.earnings.com for 30 days following the call.

About Education Realty Trust
Education Realty Trust is one of America’s largest owners and operators of collegiate student housing, owning and/or managing over 26,800 beds at 40 properties on or near 33 university campuses across the United States. EDR is one of the largest real estate investment trusts (REITs) focused solely on collegiate student housing, and is the nation’s most experienced provider of collegiate student housing, as the successor to the first national company to own, build, and operate collegiate student residences. For more information about EDR, please visit EDR’s web site at www.educationrealty.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Education Realty Trust’s business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause EDR’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the “Business-Risk Factors” section of EDR’s annual report on Form 10-K for the year ended December 31, 2004. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

EDUCATION REALTY TRUST, INC. AND
SUBSIDIARIES AND EDUCATION REALTY TRUST PREDECESSOR

CONSOLIDATED AND COMBINED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2005	December 31, 2004
	Consolidated	Consolidated	Combined
	Education Realty	Education Realty	Education Realty
	Trust, Inc.	Trust, Inc.	Trust Predecessor
	(Unaudited)
Assets
Student housing properties, net	$552,932		$83,785
Corporate office furniture, net	968
Cash and cash equivalents	47,013	$1	2,883
Restricted cash and short-term investments	5,968		1,102
Student contracts receivable, net	163		87
Management fee receivable from third party, net	334		161
Goodwill and other intangibles	6,460
Other assets	6,877	3,790	856

Total assets	$620,715	$3,791	$88,874

Liabilities and stockholders’ and predecessor owners’ equity

Liabilities
Mortgage loans, net of premium/discount	$288,908		$81,111
Revolving line of credit		$497
Note payable to affiliate			485
Accounts payable and accrued expenses	6,449		1,642
Accounts payable affiliate	362	3,515	799
Deferred revenue	4,055		3,048

Total liabilities	299,774	4,012	87,085

Minority interest	29,947	—	—

Commitments and contingencies

Stockholders’ and predecessor owners’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 21,857,200 shares issued and outstanding	219
Unearned deferred compensation	(2,836)
Additional paid in capital	305,770	1
Loan to stockholder	(5,996)
Warrants	375
Accumulated deficit	(6,538)	(222)
Predecessor owners’ equity			1,789

Total stockholders’ and predecessor owners’ equity	290,994	(221)	1,789

Total liabilities and stockholders’ and predecessor owners’ equity	$620,715	$3,791	$88,874

EDUCATION REALTY TRUST, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except share and per share data)

	Education		Education Realty
	Realty Trust, Inc.	Education Realty	Trust, Inc. and	Education Realty
	Consolidated	Trust Predecessor	Predecessor Combined	Trust Predecessor
	January 31 to	January 1 to	Three months ended	Three months ended
	March 31, 2005	January 30, 2005	March 31, 2005	March 31, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Student housing leasing revenue	$12,676	$1,772	$14,448	$5,721
Third-party development services	9	—	9	368
Third-party management services	289	103	392	336
Operating expense reimbursements	686	671	1,357	1,267

Total revenues	13,660	2,546	16,206	7,693

Operating Expenses:
Student housing leasing operations	5,830	779	6,609	2,504
General and administrative	4,760	377	5,137	896
Depreciation and amortization	5,759	260	6,019	773
Reimbursable operating expenses	686	671	1,357	1,267

Total operating expenses	17,035	2,087	19,122	5,440

Operating income (loss)	(3,375)	459	(2,916)	2,252

Nonoperating Expenses:
Interest	2,577	479	3,056	1,404

Exit fees on early repayment of mortgages	1,084		1,084
Amortization of deferred financing costs	116	—	116	41
Interest income	(279)	—	(279)	1

Total nonoperating expenses	3,498	479	3,977	1,445

Income (loss) before equity in earnings of unconsolidated entities, income taxes and minority interest	(6,873)	(20)	(6,893)	807

Equity in earnings of joint ventures	71	27	98	422

Income (loss) before income taxes and minority interest	(6,802)	7	(6,795)	1,229
Taxes	(66)	—	(66)	—

Net income (loss) before minority interest	(6,736)	7	(6,729)	1,229
Minority interest	(431)	—	(431)	—

Net income (loss)	$(6,305)	$7	$(6,298)	$1,229

Earnings per share information:
Loss per share – basic and diluted	$(0.29)

Weighted average common shares outstanding-basic and diluted	21,853,599

Funds from Operations Computations
As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The following table presents a reconciliation of our FFO to our net loss for the three months ended March 31, 2005 and 2004:

	Period from
	January 31,2005	Three Months	Three Months
	(Inception) to March 31,	Ended	Ended
	2005	March 31, 2005	March 31, 2004
Net Income (Loss)	$(6,305)	$(6,298)	$1,229

Real Estate Related Depreciation and Amortization	5,702	5,962	773
Funds From Operations	$(603)	$(336)	$2,002

Funds From Operations per share - basic and diluted	$(.03)

Weighted Average Common Shares Outstanding-basic and diluted	21,853,599

Our FFO for the period from January 31, 2005 to March 31, 2005 was impacted by non-recurring charges totaling approximately $5.1 million related to our recent IPO and related formation transactions. The primary components of the charges include: (i) a compensation charge of approximately $4.0 million related to the grant of vested profits interests units , and (ii) exit fees of approximately $1.1 million associated with the early repayment of mortgage indebtedness.

2005 Outlook Computation
A reconciliation of the range provided for projected net income to projected FFO for the period January 31, 2005 to December 31, 2005 is as follows (in thousands, except per share data):

	Low	High
Net income	$(15,542)	$(14,054)

Depreciation and amortization	34,289	34,480
Funds from operations	$18,747	$20,426

Weighted average common shares outstanding assuming dilution	21,869,100	21,869,100

Net income per average common share	$(0.71)	$(0.64)
FFO per average common share	$0.86	$0.93

The fiscal year ended December 31, 2005 guidance is based on our judgment and current expectations and is forward-looking. Actual results may be affected by many factors, including, but not limited to, the following: (i) the timely completion of our property acquisition plan at favorable terms; (ii) the leasing rates and occupancy levels achieved at our student housing communities; (iii) the realization of development services revenue relating to the timing of construction activity of the four on-campus development projects; (iv) interest rate risk and (v) the start-up costs related to the compliance with Section 404 of the Sarbanes-Oxley Act.